Exhibit 10(zzz)

EXECUTION VERSION

TAX SHARING AGREEMENT

THIS AGREEMENT, dated as of October 10, 2007, is among TXU Corp., a Texas corporation (“TXU”), Oncor Electric Delivery Holdings LLC, a Delaware limited liability company (“Oncor Holdings”), a wholly owned subsidiary of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFI”), which is itself a direct wholly-owned subsidiary of TXU, and Oncor Electric Delivery Company LLC, a Delaware liability company and a wholly owned subsidiary of Oncor Holdings (“Oncor” and TXU, Oncor Holdings and Oncor collectively, the “Parties”).

RECITALS:

WHEREAS, TXU and EFI are members of an affiliated group of corporations of which TXU is the common parent corporation, as those terms are defined in Section 1504 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the TXU Group and members of the Oncor Holdings Group wish to file consolidated and combined Tax Returns (as if they were corporations) and allocate their mutual rights and obligations in respect of their Taxes amongst themselves;

WHEREAS, the Parties wish to apply similar provisions with respect to any Tax Returns now or hereafter filed by TXU in any foreign, state or local jurisdiction;

NOW, THEREFORE, in consideration of these promises and of the mutual agreements and covenants herein contained, the Parties agree as follows:

SECTION 1. Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional TXU Group Tax Liability” has the meaning set forth in Section 9.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with a specified Person. In determining whether an Affiliate is an Affiliate of Oncor Holdings or TXU for any period, no member of the Oncor Holdings Group (including Oncor Holdings) shall be an Affiliate of TXU, and no member of the TXU Group (including TXU ) shall be an Affiliate of Oncor Holdings.

“Agreement Disputes” has the meaning set forth in Section 12.

“Applicable Tax Returns” has the meaning set forth in Section 10.

“Applicable Taxable Year” means a taxable year relating to an Applicable Tax Return.

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” or “Controlled” means, in respect of any Person, the presence of the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person.

“Estimated Tax Installment Date” means the estimated Tax installment due dates prescribed in Section 6655(c) of the Code (currently April 15, June 15, September 15, and December 15), as may be extended under applicable law and any other date on which an installment of estimated Taxes is required to be made (including March 15, to the extent relevant for any extension payment).

“Final Determination” means in respect of any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations or any other event that the parties agree in writing is a final and irrevocable determination of the liability at issue.

“Governmental Authority” shall mean any federal, state, local (including any municipal or political subdivision), foreign or international court, government, department, commission, board, bureau, agency, instrumentality, self-regulatory authority, stock exchange or other regulatory, administrative or governmental authority.

“Jointly Owned Entity” means any Person, that is not treated as a flow-through entity for tax purposes, whose ownership interests are owned at the same time by at least two of the following entities: (i) a member of the TXU Group, (ii) a member of the Oncor Holdings Group (excluding any member of the Oncor Group) and (iii) a member of the Oncor Group.

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Oncor Distributions Group” shall mean each member of the Oncor Holdings Group, excluding the Oncor Group.

“Oncor Group” means Oncor and any Subsidiaries of Oncor.

“Oncor Holdings Excess Separate Tax Liability” shall mean an amount equal to the excess of (i) the Oncor Holdings Separate Tax Liability over (ii) the Oncor Separate Tax Liability.

“Oncor Holdings Group” means Oncor Holdings and any Subsidiaries of Oncor Holdings.

“Oncor Holdings Indemnified Party” shall include each member of the Oncor Holdings Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Oncor Holdings Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the date of this Agreement, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the date of this Agreement, an amount equal to the sum of (i) the Tax liability that the Oncor Holdings Group and each member of the Oncor Holdings Group would have incurred if Oncor Holdings had filed a consolidated or combined Tax Return (assuming Oncor Holdings was treated as a corporation for tax purposes) for itself and each member of the Oncor Holdings Group separate and apart from the TXU Group and any member of the TXU Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor Holdings (for the avoidance of doubt, treating Oncor Holdings as a corporation for tax purposes) and/or each member of the Oncor Holdings Group would have incurred if Oncor Holdings and/or such member of the Oncor Holdings Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Holdings Separate Tax Liability shall take into account any Tax Attribute that is (x) reflected on the balance sheet of Oncor Holdings as of the date of this Agreement or (y) properly allocable to any member of the Oncor Holdings Group following the execution of this Agreement. In the event that Oncor Holdings becomes a partnership for U.S. federal income tax purposes, then the “Oncor Holdings Separate Tax Liability” shall be calculated (i) as if Oncor Holdings were a corporation and (ii) by reducing the taxable income of Oncor Holdings to the extent taxable income is allocated to equity holders of Oncor Holdings that are not Controlled by TXU.

“Oncor Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the date of this Agreement, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the date of this Agreement, an amount equal to the sum of (i) the Tax liability that the Oncor Group and each member of the Oncor Group would have incurred if Oncor had filed a consolidated or combined Tax Return (assuming Oncor was treated as a corporation for tax purposes) for itself and each member of the Oncor Group separate and apart from the TXU Group, the Oncor Distributions Group and any member of the TXU Group or the Oncor Distributions Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor (for the avoidance of doubt, treating Oncor as a corporation for tax purposes) and/or each member of the Oncor Group would have incurred if Oncor and/or such member of the Oncor Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Separate Tax Liability shall take into account any Tax Attribute that is (x) reflected on the balance sheet of Oncor as of the date of this Agreement or (y) properly allocable to any member of the Oncor Group following the execution of this Agreement. In the event that Oncor becomes a partnership for U.S. federal income tax purposes, then the “Oncor Separate Tax Liability” shall be calculated (i) as if Oncor were a corporation and (ii) by reducing the taxable income of Oncor to the extent taxable income is allocated to equity holders of Oncor that are not Controlled by TXU.

“Person” shall mean an individual, a general or limited partnership, a joint venture, a corporation (including not-for-profit), a trust, a limited liability company, an association, an unincorporated organization or a government or any department or agency thereof.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, managers, employees, agents, consultants, advisors, accountants, attorneys and other representatives.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, Oncor Holdings and its Subsidiaries shall not be deemed to be Subsidiaries of any member of the TXU Group.

“Tax” or “Taxes” whether used in the form of a noun or adjective, means all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a country, locality, municipality, government, state, federation, or other governmental body, including any penalties, fines and additions to tax and any interest on tax.

“Tax Attribute” means any credit, deduction or other attribute (including any alternative minimum tax preference item) that may have the effect of decreasing any Tax.

“Tax Proceeding” means any audit, review, assessment, deficiency, competent authority determination or any other administrative or judicial proceeding with the purpose or effect of determining (including redetermining) any Taxes (including, without limitation, any administrative or judicial review of any formal or informal claim for refund). For the avoidance of doubt, an appeal of a Tax Proceeding is a Tax Proceeding.

“Tax Professional” means a nationally recognized Tax attorney or Tax accountant that is a member of a nationally recognized law firm or accounting firm, which attorney or accountant being acceptable to both TXU and EFI for the purposes of Section 12.

“Tax Returns” means all reports, returns, information statements, questionnaires, election statements or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign). For the avoidance of doubt, an amended Tax Return or an amendment to a Tax Return is a Tax Return.

“Taxing Authority” means any governmental entity imposing Taxes or empowered or authorized to administer any Taxes imposed by any country, locality, municipality, government, state, federation or other governmental body.

“True-up Payment” has the meaning set forth in Section 6(d).

“True-up Payment Date” has the meaning set forth in Section 6(d).

“TXU Group” means TXU and its Subsidiaries other than members of the Oncor Holdings Group.

“TXU Indemnified Party” shall include each member of the TXU Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.

SECTION 2. Consent.

(a) TXU shall prepare and file all Tax Returns in respect of and on behalf of, as applicable, each member of the TXU Group and the Oncor Holdings Group for any Applicable Taxable Year, provided that, Oncor Holdings shall have the right to review such Tax Returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Holdings Excess Separate Tax Liability, and provided that Oncor shall have the right to review such Tax returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Separate Tax Liability. Any dispute in respect of any Tax Return prepared pursuant to this Section 2(a) shall be resolved pursuant to Section 12.

(b) Subject to the other applicable provisions of this Agreement, Oncor Holdings irrevocably designates, and agrees to cause each Oncor Holdings Affiliate to so designate, TXU as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as TXU, in its sole reasonable discretion, may deem appropriate in any and all matters (including Tax Proceedings) relating to any Tax Return described in Section 2(a). Oncor Holdings or Oncor, as appropriate, shall cause each Tax Return prepared on behalf of a member of the Oncor Holdings Group pursuant to Section 2(a) to be executed by the appropriate member of the Oncor Holdings Group. With respect to TXU’s obligations pursuant to Section 2(a), TXU Business Services Company, a wholly-owned subsidiary of TXU, and Oncor have entered into a Corporate Support Services Agreement pursuant to which TXU Business Services Company provides corporate services to Oncor, including certain tax services.

SECTION 3. Payment of Tax Liability.

(a) Except for the Taxes that Oncor Holdings or Oncor are liable for pursuant to Section 6(b) and subject to indemnification under Section 4(a), TXU shall pay all Taxes in respect of the Tax Returns referenced in Section 2(a) for each Applicable Taxable Year at such time and in such manner and at such times as such payments are required to be made.

(b) TXU shall indemnify and hold each Oncor Holdings Indemnified Party harmless from and against any and all Tax, interest, fine, penalty, damage, cost or other expense of any kind (including reasonable attorneys’ fees and costs) that is attributable to, or results from, the failure of TXU to timely make any payment required to be made pursuant to Section 3(a).

SECTION 4. Allocation of Liability. For each Applicable Taxable Year:

(a) Each of Oncor Holdings and Oncor shall indemnify and hold each TXU Indemnified Party harmless for an amount equal to the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively. In the event that Oncor does not make a payment for which it is liable pursuant to the terms of this Agreement, then Oncor Holdings shall be liable to make such payment.

(b) In the event that Oncor or a member of the Oncor Distributions Group realizes a loss or credit in an Applicable Taxable Year that would be permitted under applicable provisions of the Code to be carried back to one or more prior Applicable Taxable Years, the Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, as appropriate, shall be recomputed for each such prior Applicable Taxable Year to take into account such carryback. TXU shall make an adjusting payment to Oncor Holdings or Oncor, as appropriate, promptly after the date when the benefit of such carryback would have been realized by a member of the Oncor Distributions Group, or by Oncor, if it had filed its own tax return reflecting such carryback, or as soon as such adjustment can practicably be calculated, if later. Such adjusting payment shall be in the amount required such that, for each such prior Applicable Taxable Year, the payments made by Oncor Holdings or Oncor pursuant to the terms of this Agreement less the payments made by TXU to Oncor Holdings or Oncor, respectively, pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the date of this Agreement, such payments that are actually made in accordance with prior practice, equals the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, as appropriate, for such taxable year.

(c) For purposes of this Agreement, except as set forth in Sections 4(b) and 8, all payments that would have been due by one Party to another Party pursuant to this Agreement with respect to Applicable Taxable Years that ended prior to the date of this Agreement shall be treated as if they were made on a timely basis.

(d) For the avoidance of doubt, notwithstanding anything in this Agreement, Oncor shall remain jointly and severally liable for Taxes of the TXU Group for Applicable Taxable Years ending prior to the date of this Agreement as a successor to Oncor Electric Delivery Company.

SECTION 5. Calculations.

(a) TXU shall determine the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability (i) in accordance with this Agreement and TXU Group’s method of federal income tax allocation, in a manner that is consistent with Sections 1.1502-33(d) and 1.1552-1 of the Treasury Regulations or, in the case of Taxes other than United States federal income taxes, any other permissible allocation methodology and (ii) consistent with general Tax accounting principles and past practice.

(b) For each Tax Return filed by TXU, TXU shall provide Oncor Holdings or Oncor, as appropriate, in good faith, within 5 Business Days prior to the due date of any payment required to be made by Oncor Holdings or Oncor pursuant to Sections 4(a) and 6, with a calculation of the amount (if any) of any (i) Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, (ii) estimated Oncor Holdings Excess Separate Tax Liability and estimated Oncor Separate Tax Liability and/or (iii) True-up Payment (for purposes of Section 6). Such calculation shall provide sufficient detail to permit Oncor Holdings or Oncor, as appropriate, to reasonably understand such calculation. Oncor Holdings or Oncor, as appropriate, shall have the right to review and comment on such calculation. If TXU and Oncor Holdings or Oncor, as appropriate, cannot agree on the calculations prepared under this Section 5, then such dispute shall be resolved pursuant to Section 12. For the avoidance of doubt, any calculations provided by TXU in accordance with this Section 5 will apply for purposes of this Agreement pending the resolution of any such dispute pursuant to Section 12.

SECTION 6. Settlement.

(a) All amounts due pursuant to Section 4(a) hereof that are allocable to a consolidated or combined Tax Return of TXU shall be paid to TXU at least 2 Business Days before each Estimated Tax Installment Date and on each such date such paid amount shall equal the amount of any estimated Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability that Oncor Holdings or Oncor, respectively, would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date (for the avoidance of doubt, treating Oncor Holdings and Oncor as corporations).

(b) Oncor Holdings and Oncor shall pay to the applicable Taxing Authority the portion of the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively, that it is not liable to pay to TXU pursuant to Section 6(a), on or before the date such payment is required to be paid to a Tax Authority.

(c) Any amounts due pursuant to this Section 6 shall be calculated in accordance with the method described in Section 6655(d) of the Code, as appropriate, unless all the Parties to this Agreement agree to an alternative method.

(d) If, for any taxable year, the payments made by Oncor Holdings or Oncor pursuant to Sections 6(a) and (b) are different from the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, respectively, for such taxable year, then TXU, Oncor Holdings or Oncor, as the case may be, shall make an adjusting payment two Business Days prior to the filing of the Tax Return for such taxable year (the “True-up Payment Date”) in the amount required such that payments made by Oncor Holdings and Oncor for such taxable year (taking into account the adjustments, if any, pursuant to Section 4(b) and this Section 6(d)) equal the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate tax Liability, respectively, for such taxable year (such difference, the “True-up Payment”).

SECTION 7. Tax Proceedings. TXU shall have exclusive control of any Tax Proceeding with respect to any member of the TXU Group or the Oncor Holdings Group; provided that TXU shall not settle any such Tax Proceeding without the consent of Oncor Holdings or Oncor (such consent not to be unreasonably conditioned, delayed or withheld) if such settlement would increase the relevant Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, respectively; and provided further that TXU shall conduct a particular Tax Proceeding at the direction of Oncor Holdings or Oncor if such Tax Proceeding would affect only the Tax Liability of a member of the Oncor Distributions Group or the Tax Liability of Oncor, respectively.

SECTION 8. Recomputation. If, for any Applicable Taxable Year, the Tax liability of any member of the TXU Group or Oncor Holdings Group is redetermined as a result of a Final Determination, whether as a result of a refund (including a refund resulting from a carryback), an Internal Revenue Service adjustment or otherwise, the payment obligations of the Parties pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the date of this Agreement, the payment obligations as determined in accordance with prior practice, shall be redetermined by TXU in a reasonable manner, and either TXU or Oncor Holdings and/or Oncor, as the case may be, shall make an adjusting payment to the other in the amount required such that, for such taxable year (and for each other Applicable Taxable Year), the payments made by Oncor Holdings and Oncor equals the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate Tax Liability, respectively (taking into account the correlative effects of such redetermination).

SECTION 9. Prohibited Actions. Oncor Holdings and Oncor agree not to take any actions that would increase the Tax liability (other than as a result of Oncor Holdings Excess Separate Tax Liabilities and Oncor Separate Tax Liabilities) of any member of the TXU Group for any Applicable Taxable Year (the “Additional TXU Group Tax Liability”). In the event Oncor Holdings or Oncor takes, or fails to take, any action that causes an Additional TXU Group Tax Liability, then Oncor Holdings and/or Oncor, as appropriate, shall be liable to indemnify and hold harmless the appropriate TXU Indemnified Parties to the extent such Additional TXU Group Tax Liability does not increase the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability. Oncor Holdings and/or Oncor shall pay to TXU at least 2 Business Days before each Estimated Tax Installment Date and True-up Payment Date the amount that TXU is required to pay to a Taxing Authority on or before such Estimated Tax Installment Date and True-up Payment Date due to the applicable Additional TXU Group Tax Liability. For the avoidance of doubt, Oncor Holdings and Oncor shall together not be liable to indemnify the TXU Indemnified Parties pursuant to this Section 9 for an amount that exceeds, in the aggregate, the Additional TXU Group Tax Liability.

SECTION 10. Applicability. This Agreement shall apply to any Tax Return in respect of any member of the TXU Group or the Oncor Holdings Group that is due (after taking into account any legally permissible extensions) following the execution of this Agreement and to any Tax Return in respect of any member of the TXU Group or the Oncor Holdings Group for so long as the applicable statute of limitations remains open (the “Applicable Tax Returns”).

SECTION 11. Assistance and Cooperation. TXU and Oncor Holdings and/or Oncor, as appropriate, shall and shall cause their respective Affiliates to (i) cooperate fully in preparing for any Tax Proceedings with respect to any Applicable Tax Return, (ii) make available to the others as reasonably requested all information, records, and documents relating to any Applicable Tax Return, (iii) provide timely notice to the others of any pending or threatened tax audits or assessments with respect to any Applicable Taxable Year and (iv) furnish the others with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding or information request with respect to any Applicable Taxable Year.

SECTION 12. Disputes. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the negotiation, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), officers appointed by the chief executive officers of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute. If that Agreement Dispute cannot be settled through direct discussions by the 20th calendar day (or as such date may be extended by the mutual agreement of the parties) after such officers first discuss the matter, then the Agreement Dispute will be resolved as set forth below:

(a) Disputes in Excess of $10 Million. If such Agreement Dispute would potentially result in an amount owed by Oncor Holdings or Oncor under this Agreement for a Tax liability in excess of $10 million, then the Parties agree to settle the dispute in an amicable manner by mediation with a jointly appointed Tax Professional. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator.

(b) Disputes Less Than $10 Million. If such Agreement Dispute would not result in an amount owed by Oncor Holdings or Oncor under this Agreement for a Tax liability in excess of $10 million, then the Parties agree to settle the dispute in an amicable manner by mediation with a mutually agreed mediator in Dallas, Texas or as may be otherwise mutually agreed. Any demand for initiation of mediation of a dispute must be given in writing and must set forth in reasonable detail the nature of the dispute. Mediation may be concluded by any party thereto at any time. The mediator shall not have the authority to render any award or otherwise bind the parties to any action. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator. Any mediation conducted pursuant hereto shall be conducted at a site in Dallas, Texas selected by the mediator that is reasonably convenient to the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the dispute of any related matter. All information and documents disclosed in mediation by any Person shall remain private and confidential to the disclosing Person and may not be disclosed by any Person outside the mediation. No privilege or right with respect to any information or document disclosed in mediation shall be waived or lost by such disclosure.

(1) In the event that any Agreement Dispute is not settled pursuant to the mediation procedures set forth above, such Agreement Dispute shall be resolved by final and binding arbitration conducted pursuant to the American Arbitration Association Commercial Arbitration Rules, Title 9 of the U.S. Code and the Texas Arbitration Act. Notwithstanding anything to the contrary contained herein, the parties agree that the American Arbitration Association shall not administer any Agreement Dispute. Judgment on the award rendered by the arbitrators may be entered in any federal court in the Northern District of Texas, Dallas Division or a state court in Dallas County, Texas. Any challenge to any arbitration award shall be filed in and each party agrees not to remove or transfer such action from a federal court in the Northern District of Texas, Dallas Division or a state court in Dallas County, Texas.

(2) Any party desiring to commence arbitration shall send a written notice (an “Arbitration Notice”) to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the date of such notice (an “Arbitration Notice Period”), the other party may, if such party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the end of the Arbitration Notice Period, the parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the parties have not selected an arbitrator within ten Business Days of the end of the Arbitration Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, one selected by each party and the third selected by the two party-selected arbitrators, which the parties agree to instruct such arbitrators to make.

(3) The place of arbitration shall be Dallas, Texas.

(4) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual losses, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(5) At any time after the commencement of arbitration hereunder, any party may make an application to the arbitrator(s) seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(6) Except as required by Law, or with the consent of both parties involved in an arbitration, no party hereto shall disclose or disseminate any information relating to an Agreement Dispute or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

(7) The parties in the arbitration shall share equally the costs and expenses of the arbitration. Each party shall otherwise bear its own fees and expenses.

SECTION 13. Interest. Payments pursuant to this Agreement shall bear interest (i) if such payments are not made within the period prescribed in this Agreement (the “Payment Period”), for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment, and (ii) if such payments are made in accordance with the resolution of a dispute pursuant to Section 12, for the period from and including the date on which notice was first given by the disputing party through and including the date of such resolution; in each case at a per annum rate equal to the lesser of (i) the prime rate as published in the Wall Street Journal on the last day of such payment period, plus two percent (2%) and (ii) the maximum lawful amount of interest then permitted to be charged. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which it is due.

SECTION 14. Tax Treatment of Certain Entities. EFI has filed an election to be treated as a corporation for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3. As of the date of this Agreement, Oncor Holdings and Oncor are both treated as disregarded entities for U.S. federal income tax purposes.

SECTION 15. Jointly Owned Entities. TXU, Oncor Holdings and Oncor represent that they will not own a direct or indirect interest in a Jointly Owned Entity.

SECTION 16. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by the Parties hereto.

SECTION 17. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 18. Successors and Assigns. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Tax Sharing Agreement as of the date first above written.

TXU Corp.

By:	/s/ Anthony R. Horton
	Name:	Anthony R. Horton
	Title:	Treasurer and Assistant Secretary

Oncor Electric Delivery Holdings LLC

By:	/s/ Robert S. Shapard
	Name:	Robert S. Shapard
	Title:	Chairman of the Board and Chief Executive

Oncor Electric Delivery Company LLC

By:	/s/ Robert S. Shapard
	Name:	Robert S. Shapard
	Title:	Chairman of the Board and Chief Executive

EXHIBIT A

(a) Applicable Taxable Years Ending after the Date of this Agreement. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending after the date of this Agreement, the Tax liability of the Oncor Group and the Oncor Holdings Group (each referred to in this exhibit as a “Member”), calculated as if such group had filed a consolidated or combined Tax Return (assuming each was treated as a corporation for tax purposes) for itself and each Member of the group separate and apart from the TXU Group, shall be determined by the following formula (with each step further described below):

1.	Regular tax liability

2.	Add: alternative minimum tax

3.	Subtract: credits against tax

4.	Subtotal: tax liability due from Member

5.	Subtract: prior payments from Member

6.	Total: payment due from Member

(1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability is equal to the taxable income of the Member determined as if such Member were a corporation multiplied by 35%. A Member has a net operating loss for any year in which the taxable income of the Member is negative.

(2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:

(a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, and (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member.

(b) Step 2B: Alternative Minimum Tax Liability. Calculate the alternative minimum tax liability of each Member. The alternative minimum tax liability of a Member is equal to the difference of (but not less than zero) the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1 above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).

(3) Step 3: Credits Against Tax. Each Member is credited for any credits against tax reflected on the balance sheet of the Member on the date of this Agreement or properly allocable to the Member following the date of this Agreement.

(4) Step 4: Subtotal - Tax Liability Due From Member. The total of the amounts in steps 1 through 3 represents the amount due from each Member to TXU.

(5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to TXU for the relevant period with respect to the relevant tax.

(6) Step 6: Payment Due. The difference between the amount calculated in step 4 and the credit in step 5 shall represent the amount due from the Member to TXU.

(b) Applicable Taxable Years Ending prior to the Date of this Agreement. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending prior to the date of this Agreement, the Tax liability of each Member shall be determined by the following formula (with each step further described below):

1.	Regular tax liability

2.	Add: alternative minimum tax

3.	Subtract: credits against tax

4.	Subtotal: tax liability due from (to) Member

5.	Subtract: prior payments from (to) Member

6.	Total: payment due from (to) Member

(1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability of a Member is calculated as follows:

(a) Consolidated Taxable Income. If the Consolidated Group has zero or positive consolidated taxable income for the year (as determined under Treasury Regulation Section 1.1502-11(a)), the regular tax liability of each Member is equal to the taxable income of the Member multiplied by 35%.

(b) Consolidated Net Operating Loss. If the Consolidated Group has a consolidated net operating loss for the year (as defined in Treasury Regulation Section 1.1502-21(e)),

(1) the regular tax liability of any Member having positive taxable income is equal to the taxable income of the Member multiplied by 35%, and

(2) the regular tax liability of any Member having negative taxable income (i.e., a net operating loss) is a credit equal to the aggregate regular tax liability of all Members having positive taxable income multiplied by a fraction the numerator of which is net operating loss of the Member and the denominator of which is the total net operating loss of all Members having a net operating loss.

(c) Taxable Income of a Member

(1) In General. The taxable income of a Member shall be determined in accordance with Treasury Regulation Section 1.1552-1(a)(1)(ii) (excluding the last sentence of such subdivision which causes a Member’s taxable income to be zero if the calculation results in an excess of deductions over gross income). A Member has a net operating loss for any year in which the taxable income of the Member is negative.

(2) Allocation of Consolidated Net Operating Loss Deduction. For purposes of computing the taxable income of a Member for any year, the portion of the consolidated net operating loss deduction for such year (if any) attributable to such Member shall be an amount equal to the consolidated net operating loss deduction for such year (“loss absorption year”) multiplied by a fraction, the numerator of which is the Member’s net operating loss for the year in which the net operating loss carryover or carryback arises (“loss origination year”), and the denominator of which is the total of the net operating losses of all Members for the loss origination year to the extent such losses are included in the net operating loss carryover or carryback utilized in the loss absorption year.

(d) Full Allocation. The sum of the regular tax liabilities of all Members shall be equal to the consolidated regular tax liability of the group as defined in Proposed Treasury Regulation Section 1.1502-2(a)(1)(i).

(2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:

(a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%, minus the portion of the consolidated alternative minimum tax foreign tax credit attributable to the Member. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member, and (iii) the portion of the consolidated ATNOL deduction under Proposed Treasury Regulation Section 1.1502-55(b)(4) attributable to such Member. The sum of the tentative minimum tax of all Members shall be equal to the consolidated AMT of the group as defined in Proposed Treasury Regulation Section 1.1502-55(a)(1).

(b) Step 2B: Separate Tax Liability. Calculate the separate tax liability of each Member. The separate tax liability of a Member is equal to the greater of the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1 above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).

(c) Step 2C: Separate Alternative Minimum Tax. Calculate for each Member the separate alternative minimum tax. The separate alternative minimum tax of a Member is equal to the excess (if any) of the regular tax liability of the Member as calculated in step 2B(ii) over the separate tax liability of the Member as calculated in step 2B.

(d) Step 2D: Consolidated AMT Difference. Calculate for the consolidated AMT difference. The consolidated AMT difference is equal to (i) the sum of the tentative minimum tax amounts for all Members of the Consolidated Group, minus (ii) the sum of the separate tax liability amounts for all Members of the Consolidated Group.

(e) Step 2E: Allocated Consolidated AMT Difference. Calculate the allocated consolidated AMT difference for each Member. The allocated consolidated AMT difference of a Member is equal to the consolidated AMT difference calculated in step 2D, multiplied by a fraction, the numerator of which is the separate alternative minimum tax of the Member calculated in step 2C, and the denominator of which is the sum of the separate alternative minimum tax amounts for all Members as calculated in step 2C.

(f) Step 2F: Alternative Minimum Tax Liability or Minimum Tax Credit Utilized. Calculate the alternative minimum tax for each Member. The alternative minimum tax of a Member is the sum of (i) the separate alternative minimum tax of the Member calculated in step 2C and (ii) the allocated consolidated AMT of the Member calculated in step 2E. A positive sum represents alternative minimum tax liability incurred (minimum tax credit generated), and a negative sum represents minimum tax credit utilized (regular tax liability reduced).

(3) Step 3: Credits Against Tax. Each Member is credited for the portion of the consolidated credits against tax under sections 21 through 52 of the Code attributable to the Member. The portion of any particular credit attributable to any Member shall be based on a fraction, the numerator of which is the Member’s gross credit on a stand alone basis (i.e., without reduction for any limitation based on the Member’s tax liability or other factors), and the denominator of which is the total gross credit of all Members).

(4) Step 4: Subtotal - Tax Liability Due From (To) Member. The sum of the charges (positive amounts) and credits (negative amounts) in steps 1 through 3 represents the amount due from each Member to TXU (if the net amount is a positive amount) or due from TXU to the Member (if the net amount is a negative amount).

(5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to TXU, and charged for all prior payments by TXU to the Member, with respect to the Consolidated Tax Liability for the taxable year.

(6) Step 6: Payment Due. The subtotal calculated in step 4 as adjusted for the charges or credits in step 5 shall represent the amount due from the Member to TXU (if positive) or from TXU to the Member (if negative) with respect to the adjustments to the Consolidated Tax Liability or tax items of Members for the taxable year.

(c) Utilization of Carryback Items. Treasury Regulation 1.1502-21 or any successor provision shall govern the ordering and priority of utilization of any carryback item, including any Ventures Carryback Item, to any return filed by the Consolidated Group.

(d) Treatment of TXU. For purposes of the allocation of taxes under this agreement, TXU is a Member of the Consolidated Group with respect to its tax items, and the aggregate payments due from or to TXU shall take into account payments due to or from TXU in its role as a Member of the group, such that the net amount of all payments from and to TXU is zero.

28